Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 27, 2011

among

SABA SOFTWARE, INC., as borrower

the Subsidiary Guarantors party hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

-i-

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

EXHIBIT A [FORM OF] COMPLIANCE CERTIFICATE

SCHEDULE I TO COMPLIANCE CERTIFICATE

EXHIBIT B [FORM OF] JOINDER AGREEMENT

EXHIBIT C [FORM OF] CREDIT AMOUNT CERTIFICATE

EXHIBIT D [FORM OF] REVOLVING LINE OF CREDIT NOTE

Schedule 1 EXISTING LIENS

Schedule 2 AUTHORIZED PERSONS

Schedule 3 DESIGNATED ACCOUNT

Schedule 4 LENDER’S ACCOUNT

Schedule 5 DIRECT COMPETITORS

Schedule 3.04 LITIGATION

Schedule 3.10 DEBT

Schedule 3.11 ENVIRONMENTAL MATTERS

Schedule 3.12 SUBSIDIARIES

Schedule 5.09 TTM EBITDA

-iii-

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of June 27, 2011 by and among SABA SOFTWARE, INC., a Delaware corporation (“Borrower”), each of the Domestic Subsidiaries of Borrower party hereto as Subsidiary Guarantors, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

RECITALS

WHEREAS, Borrower, the Subsidiary Guarantors, and Lender are parties to that certain Credit Agreement, dated as of November 22, 2010 (as amended, restated, supplemented, or otherwise modified from time through the date of this Agreement, but immediately prior to giving effect hereto, including by that certain Amendment and Release, dated as of June 27, 2011, among the Borrower, the Lender and Saba Software International, Inc., a Delaware corporation, the “Original Credit Agreement”); and

WHEREAS, Borrower and Lender desire to amend and restate the Original Credit Agreement in its entirety on the terms and conditions set forth herein, it being understood that no repayment of the obligations under the Original Credit Agreement is being effected hereby, but merely an amendment and restatement in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Original Credit Agreement in its entirety as follows:

ARTICLE I. DEFINED TERMS

Section 1.01 DEFINITIONS. As used in this Agreement and unless otherwise expressly indicated, or unless the context clearly requires otherwise, the following terms shall have the following meanings:

“AAA” means the American Arbitration Association.

“Account Bank” has the meaning specified therefor in Schedule 3.

“Acquired Business” means the entity or assets acquired by Borrower in an Acquisition, whether before or after the date of this Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests, membership interests or equity of any Person, or (c) a merger or consolidation or any other combination with another Person provided that Borrower is the surviving entity.

“Advances” has the meaning set forth in Section 2.01(a)(i) hereof.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Unused Line Fee Percentage” means (a) during the period from the Closing Date to and including the date that is the first anniversary of the Closing Date, 0.50% per annum, and (b) at any time after the date that is the first anniversary of the Closing Date, 0.375% per annum.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the indebtedness and obligations owed to Lender hereunder or in the other Loan Documents in full on the Maturity Date, or (b) an Event of Default and the election by Lender to require that payments and proceeds of Collateral be applied pursuant to Section 2.01(d)(iv).

“Assignment Agreement” has the meaning set forth in the recitals hereof.

“Authorized Person” means any one of the individuals identified on Schedule 2.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.01(a)(i) of this Agreement (after giving effect to the then outstanding Advances and the then outstanding Letter of Credit Usage).

“Bank Product” means any one or more of the following financial products or accommodations extended to Borrower or a Subsidiary Guarantor by a Bank Product Provider: (a) credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) cash management services, or (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower or a Subsidiary Guarantor with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Lender) to be held by Lender for the benefit of the Bank Product Providers (other than with respect to any Hedge Agreement) in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than obligations under Hedge Agreements to which Bank Product Providers are party).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower or a Subsidiary Guarantor to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all amounts that Lender is obligated to pay to a Bank Product Provider as a result of Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower or a Subsidiary Guarantor.

“Bank Product Provider” means Lender or any of its Affiliates.

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Lender has determined it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of the liabilities and obligations of Borrower and the Subsidiary Guarantors in respect of Bank Products) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means the federal Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.), as amended, modified or recodified from time to time.

“Bankruptcy Laws” means, collectively: (a) the Bankruptcy Code; and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Base Rate” has the meaning set forth in the Line of Credit Note.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Collateral” has the meaning set forth in Section 2.04 hereof.

“Business Day” means any day except a Saturday or Sunday or any other day on which banks in California are authorized or required by law to close, except that, if a determination of a Business Day shall relate to LIBOR, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Lease” means any lease of Property which in accordance with GAAP would be required to be capitalized on the balance sheet of the lessee.

“Cash Acquisition Consideration” means cash consideration payable in respect of a proposed Permitted Acquisition, other than the proceeds of (a) equity contributions made to Borrower by holders of its Equity Interests for the purpose of funding, in whole or in part, such proposed Acquisition, and (b) Debt permitted pursuant to Section 6.03(e) or 6.03(g).

“Cash and Cash Equivalents” means cash and Cash Equivalents, treated under GAAP in a manner consistently applied.

“Cash Equivalents” means, as to any Person: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than ninety days from the date of acquisition and having one of the two highest ratings from either S&P or Moody’s; (c) domestic and Eurodollar certificates of deposit, time or demand deposits or bankers’ acceptances maturing within six months after the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000; (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (a) and (b) of this definition entered into with any bank meeting the qualifications specified in clause (c) of this definition; (e) commercial paper issued by the parent corporation of any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) having capital and surplus in excess of $250,000,000 and commercial paper issued by any Person incorporated in the United States, which commercial paper is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than ninety days after the date of acquisition by such Person; and (f) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) of this definition.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of twenty percent (20.00%) or more of the Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right).

“Closing Date” means June 27, 2011.

“Code” means the California Uniform Commercial Code, as in effect from time to time.

“Collateral” means collectively, the Borrower Collateral and the Subsidiary Collateral.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A hereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such Person possesses, directly or indirectly, the power to vote fifteen percent (15.00%) or more of the Equity Interests having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Amount” means 75% of Recurring Revenues for the twelve (12) month period most recently ended on the last day of the month most recently ended for which financial statements have been delivered to Lender pursuant to Section 5.03.

“Credit Amount Certificate” means a certificate in the form of Exhibit C.

“Credit Amount Excess” has the meaning specified therefor in Section 2.01(e)(i).

“Debt” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by this Agreement, debentures, notes or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person under any and all rate swap transactions, credit derivative transactions, bond or bond price or bond index swaps, options, interest rate options, cap transactions, floor transactions, collar transactions, or any other similar transactions (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and under any and all transactions of any kind, and the related confirmations, including Hedge Agreements and those subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any other master agreement including any such obligations or liabilities under any such master agreement (in each case, together with any related schedules), (d) all obligations of such Person to pay the deferred purchase price of property or services (whether contingent or otherwise), except trade accounts payable arising in the ordinary course of business, (e) all obligations of such Person as lessee under Capital Leases, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (g) any Disqualified Equity Interests, and (h) all guarantees by such Person of Debt of other Persons.

“Default” means a condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default.

“Designated Account” means the deposit account of Borrower identified on Schedule 3.

“Direct Competitor” means any of the Persons listed on Schedule 5 (provided that such Schedule (a) may be updated by Borrower from time to time to include any Person that becomes a parent or a subsidiary or affiliate of a Person listed thereon as a result of a merger or acquisition (other than an investment bank, a commercial bank, a finance company, a fund or other similar entity which merely has an economic interest in any such Person), and (b) may be updated to include any other Person that is engaged in an Eligible Line of Business so long as such Person is approved in writing by Lender (which approval shall not be unreasonably withheld or delayed)).

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any fiscal period:

(a) Borrower’s consolidated net earnings (or loss),

minus

(b) without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any extraordinary, unusual, or non-recurring gains,

(ii) interest income,

(iii) any software development costs to the extent capitalized during such period,

(iv) exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations, and

(v) income arising by reason of the application of FAS 141R in connection with any Permitted Acquisition,

plus

(c) without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any extraordinary, unusual, or non-recurring losses,

(ii) interest expense,

(iii) tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

(iv) depreciation and amortization for such period,

(v) (A) with respect to any Permitted Acquisitions after the Closing Date: (1) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (2) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Borrower’s independent auditors, in each case, as determined in accordance with GAAP,

(vi) fees, costs, charges and expenses incurred in connection with any Permitted Acquisition to the extent permitted to be incurred under the Agreement that are required by the application of FAS 141R to be and are expensed by Borrower and its Subsidiaries,

(vii) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of stock, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such stock, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(viii) one time restructuring charges,

(ix) non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations, and

(x) non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets.

in each case, determined on a consolidated basis in accordance with GAAP.

For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), Borrower shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC or in such other manner acceptable to Lender) as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.

“Eligible Line of Business” means any business engaged primarily in the sale of people management, collaboration, analytics, publishing or related software and services.

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities Exchange Commission under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time.

“Event of Default” has the meaning set forth in Section 7.01 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or recodified from time to time.

“Existing Advances” has the meaning set forth in Section 2.01(a)(i) hereof.

“Foreign Subsidiary” means any Subsidiary organized under the laws of a country (or political subdivision thereof) other than the United States (or political subdivision thereof).

“Funded Indebtedness” means, as of any date of determination, all Debt for borrowed money or letters of credit of Borrower, determined on a consolidated basis in accordance with GAAP, (a) that by its terms matures more than one year after the date of calculation, or (b) maturing within one year from such date that is renewable or extendable at the option of Borrower or its Subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Borrower and its Subsidiaries, the Advances, the Letter of Credit Usage, and the amount of their obligations in respect of Capital Leases.

“Funding Date” means the date on which a borrowing occurs hereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles or standards as may be approved by a significant segment of the accounting profession in the United States, that are in effect and applicable to the circumstances and/or Persons to which such generally accepted accounting principles relate as of the date of determination, consistently applied and used consistently with the prior practices of such Persons (which Persons include Borrower each Subsidiary Guarantor for all purposes of this Agreement).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning set forth in Section 8.06(a) hereof.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hostile Acquisition” means the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation, or as to which such approval has been withdrawn.

“Indemnified Party” has the meaning set forth in Section 8.03(b) hereof.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Bankruptcy Law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrower’s and its Subsidiaries’ right, title, and interest in and to the following: (a) Copyrights, Trademarks and Patents; (b) any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; (c) any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held; (d) any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; (e) all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; (f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and (g) all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower for such period, determined on a consolidated basis in accordance with GAAP.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by Borrower in favor of Lender and relating to such Letter of Credit.

“Joinder Agreement” means an agreement entered into by a Domestic Subsidiary of Borrower following the date hereof to join in the guaranty set forth in Section 8.06, in substantially the form of Exhibit B hereto or any other form approved by Lender.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement.

“Lender’s Account” means the deposit account of Lender identified on Schedule 4 (or such other deposit account of Lender that has been designated as such, in writing, by Lender to Borrower).

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Lender.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Lender, including provisions that specify that the Letter of Credit fees set forth in Section 2.03(e) and all fees, charges and commissions provided for in Section 2.02(f) (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Lender in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Lender documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Lender, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Lender with a standby letter of credit, in form and substance reasonably satisfactory to Lender, from a commercial bank acceptable to Lender (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Lender pursuant to a Letter of Credit.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“Leverage Ratio” means, as of any date of determination the result of (a) the amount of Borrower’s Funded Indebtedness as of such date, to (b) Borrower’s TTM EBITDA.

“LIBOR” has the meaning set forth in the Line of Credit Note.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Line of Credit” has the meaning set forth in Section 2.01(a)(i) hereof.

“Line of Credit Note” has the meaning set forth in Section 2.01(a)(i) hereof.

“Loan Account” has the meaning set forth in Section 2.01(d)(ii) hereof.

“Loan Documents” means this Agreement, each Issuer Document, the Line of Credit Note, any Letter of Credit, and each contract, instrument and other document required under this Agreement or at any time hereafter delivered to Lender in connection herewith or therewith.

“Marketable Securities” means (a) investments in direct obligations of the United States or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States or of any agency of the United States, (b) investments in commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P, (c) investments in certificates of deposit, Eurodollar deposits or bankers’ acceptances issued by any United States domestic commercial bank having capital and surplus of not less than $100,000,000 or any branch of a foreign bank licensed by a state or the federal government of the United States and having capital and surplus in such branch of not less than $100,000,000, (d) investments in corporate debt securities which are rated in one of the three highest long-term rating categories (without regard to gradations within a rating category) or in the highest short-term rating category by Moody’s or S&P (without regard to gradations within such rating category), (e) repurchase agreements secured by obligations described in clause (a) of this definition, (f) equity securities conforming to Borrower’s Investment Policies which are listed on a national securities exchange registered under Section 6 of the United States Securities and Exchange Act of 1934, as amended, or quoted on the National Association of Securities Dealers’ automated interdealer quotation national market system, (g) investments in mutual funds (including, without limitation, money market funds and index funds) registered under the United States Investment Company Act of 1940, as amended, provided that the portfolio of any such mutual fund is limited to obligations described in clauses (a) through (f) of this definition, or (h) any other investments approved in writing by Lender.

“Material Adverse Effect” means any of the following: (a) a material adverse change in, or material adverse effect upon, the business, condition (financial or otherwise), operations, performance or properties of either: (i) Borrower; or (ii) Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of either Borrower or Borrower and the Subsidiary Guarantors, taken as a whole, to perform their respective obligations under the Loan Documents; or (c) a material adverse effect upon: (i) the legality, validity, binding effect or enforceability of any Loan Document to which Borrower or any Subsidiary Guarantor is a party; or (ii) the rights and remedies of Lender under or in respect of any Loan Document.

“Material Domestic Subsidiary” means any Domestic Subsidiary of Borrower that (a) owns at least two and one-half percent (2.50%) of the consolidated tangible assets (net of intercompany balances) of Borrower and its Subsidiaries, (b) generates at least two and one-half percent (2.50%) of the consolidated revenues of Borrower and its Subsidiaries, (c) is irrevocably designated by Borrower in writing to be a “Material Domestic Subsidiary” for purposes of this Agreement or (d) is the owner of equity interests of any Material Domestic Subsidiary or Material Foreign Subsidiary; provided that if the total amount of all Domestic Subsidiaries of Borrower that are not otherwise Material Domestic Subsidiaries pursuant to either (a), (b), (c) or (d) above, in the aggregate, either (x) own at least seven and one-half percent (7.50%) of the consolidated tangible assets (net of intercompany balances) of Borrower and its Subsidiaries or (y) generate at least seven and one-half percent (7.50%) of the consolidated revenues of Borrower and its Subsidiaries, then each such Domestic Subsidiary shall be deemed to be a Material Domestic Subsidiary for all purposes under this Agreement and Borrower shall cause such other Domestic Subsidiaries to execute a Joinder Agreement and become a Subsidiary Guarantor hereunder unless and until Borrower causes a sufficient number of Domestic Subsidiaries to be designated “Material Domestic Subsidiaries” pursuant to (c) above, such that, following such designation, the remaining Domestic Subsidiaries that are not Material Domestic Subsidiaries pursuant to (a), (b), (c) or (d) above do not meet the thresholds set forth in (x) or (y) hereof.

“Material Foreign Subsidiary” means any Foreign Subsidiary of Borrower that (a) owns at least five percent (5.00%) of the consolidated tangible assets (net of intercompany balances) of Borrower and its Subsidiaries, (b) generates at least five percent (5.00%) of the consolidated revenues of Borrower and its Subsidiaries or (c) is irrevocably designated by Borrower in writing to be a “Material Foreign Subsidiary” for purposes of this Agreement; provided that if the total amount of all Foreign Subsidiaries of Borrower that are not otherwise Material Foreign Subsidiaries pursuant to either (a), (b) or (c) above, in the aggregate, either (x) own at least fifteen percent (15.00%) of the consolidated tangible assets (net of intercompany balances) of Borrower and its Subsidiaries or (y) generate at least fifteen percent (15.00%) of the consolidated revenues of Borrower and its Subsidiaries, then each such Foreign Subsidiary shall be deemed to be a Material Foreign Subsidiary for all purposes under this Agreement and Borrower shall pledge or cause to be pledged 65% of the voting stock, ownership interest or other equity interest in all such other Foreign Subsidiaries unless and until Borrower causes a sufficient number of Foreign Subsidiaries to be designated “Material Foreign Subsidiaries” pursuant to (c) above, such that, following such designation, the remaining Foreign Subsidiaries that are not Material Foreign Subsidiaries pursuant to (a), (b) or (c) above do not meet the thresholds set forth in (x) or (y) hereof.

“Material Subsidiary” means any Material Foreign Subsidiary or any Material Domestic Subsidiary.

“Maturity Date” means June 27, 2016.

“Maximum Revolver Amount” has the meaning set forth in Section 2.01(a)(i) hereof.

“Moody’s” means Moody’s Investors Service, Inc., and its successors and assigns.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) of such Person; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement of such Person; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such Person and any agreement, instrument, filing or notice with respect thereto filed in connection with such Person’s formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Original Credit Agreement” has the meaning set forth in the recitals hereof.

“Original Loan Documents” means the “Loan Documents” as defined in the Original Credit Agreement.

“Payoff Date” has the meaning set forth in Section 2.03 hereof.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Acquisition” means any Acquisition by Borrower or any Subsidiary Guarantor with respect to which all of the following conditions shall have been satisfied: (a) the Acquired Business is in an Eligible Line of Business; (b) the Acquisition shall not be a Hostile Acquisition; (c) Borrower shall have notified Lender not less than fifteen (15) days prior to any such Acquisition and furnished to Lender at such time (i) reasonable details as to such Acquisition (including sources and uses of funds therefor) and covenant compliance calculations reasonably satisfactory to Lender demonstrating satisfaction of the condition described in clause (e) below, (ii) the financial statements of the Acquired Business for the twelve (12) month period most recently ended prior to the date of the Acquisition, and (iii) copies of the acquisition agreement and other material documents relative to such Acquisition; (d) after giving effect to the Acquisition, no Default or Event of Default shall have occurred and be continuing; (e) Borrower has provided Lender with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) created by adding the historical combined financial statements of Borrower (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrower and its Subsidiaries are projected to be in compliance with the financial covenant in Section 5.09 for each of the fiscal quarters ended during the one year period following the proposed date of consummation of such proposed Acquisition (assuming that Availability plus Qualified Cash of Borrower and its Domestic Subsidiaries was less than $15,000,000 as of the end of each of such fiscal quarters); (f) after giving effect to the Acquisition and any Advances used to finance the consideration for the Acquisition, no Credit Amount Excess shall exist; (g) Borrower and its Domestic Subsidiaries shall have Availability plus Qualified Cash in an amount equal to or greater than $10,000,000 immediately after giving effect to the consummation of the Acquisition; (h) Borrower or such Subsidiary Guarantor shall have complied with Section 5.11 and Section 5.13 with respect to the assets or Equity Interests that are the subject of the Acquisition; and (i) the Acquisition shall have been approved by Borrower’s board of directors and (if legally required) owners, and all necessary legal and regulatory approvals with respect to the Acquisition shall have been obtained.

“Permitted Liens” means (a) Liens granted pursuant to the Loan Documents, (b) Liens listed on Schedule 1 hereto, (c) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are maintained by Borrower or any Subsidiary, (d) Liens of materialmen, mechanics, warehousemen, carriers or employees or other similar Liens arising by operation of law and securing obligations either not delinquent or being contested in good faith by appropriate proceedings and which do not in the aggregate materially impair the use or value of the Collateral or risk the loss or forfeiture thereof, (e) Liens on deposit accounts or securities accounts (and the contents thereof), in favor of the financial institution at which such account is located, arising pursuant to such financial institution’s standard terms and conditions governing such account, but only to the extent that such Liens secure obligations for fees, charges or indemnification obligations related to such account and specifically not to the extent that such Liens secure obligations for borrowed money, (f) Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of like nature incurred in the ordinary course of business, other than any such Liens which secure obligations for borrowed money, (g) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Debt permitted pursuant to Section 6.03 and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Debt that was incurred to acquire the asset purchased or acquired, (h) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (i) Liens arising from judgments, decrees or attachments not constituting an Event of Default, (j) restrictions and other minor encumbrances on real property which do not individually or in the aggregate materially impair the use or value of such property or risk the loss or forfeiture thereof and (k) customary rights of any lessor, lessee or sublessee with respect to leased property arising under any lease entered into in the ordinary course of business.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means an employee pension benefit plan (as defined in ERISA). “Rules” has the meaning set forth in Section 8.13(b) hereof.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted (other than (a) in respect of the Liens granted to Lender under the Loan Documents, and (b) if the relevant depository institution is Wells Fargo Bank, National Association, in respect of Liens permitted pursuant to clause (e) of the definition of Permitted Liens) Cash and Cash Equivalents of Borrower and its Domestic Subsidiaries that is in deposit accounts or in securities accounts, or any combination thereof, and which such deposit account or securities account is the subject of a control agreement in favor of Lender and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Recurring Revenues” means, with respect to any period, all recurring subscription revenues, consisting of maintenance revenues and software-as-a-service and hosting revenues attributable to software licensed by Borrower or any of its Subsidiaries which recurring subscription revenues are earned during such period, calculated on a basis consistent with the financial statements delivered to Lender prior to the Closing Date.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors and assigns.

“Security Agreements” means (a) the Amended and Restated Security Agreement, dated as of the date hereof, executed by Borrower in favor of Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Borrower Security Agreement”); (b) the Amended and Restated Third Party Security Agreement, dated as of the date hereof, executed by each Subsidiary Guarantor in favor of Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Third Party Security Agreement”); and (c) any similar document executed thereafter pursuant to the terms hereof or otherwise in connection herewith after the Closing Date.

“Subsidiary Collateral” has the meaning set forth in Section 2.04 hereof.

“Subordinated Debt” means all indebtedness which is (a) designated by Borrower in writing as “Subordinated Debt” and approved in writing by Lender, in Lender’s sole and absolute discretion, as subordinated to Borrower’s obligations to Lender under this Agreement and (b) subject to subordination agreement(s) in form and substance satisfactory to Lender in Lender’s sole and absolute discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantor” has the meaning set forth in Section 8.06(a) hereof.

“Subsidiary Guarantor Subordinated Debt” has the meaning set forth in Section 8.06(i) hereof.

“Subsidiary Guarantor Subordinated Debt Payments” has the meaning set forth in Section 8.06(i) hereof.

“Taxes” means any and all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings and liabilities with respect thereto, of any nature (including for value added tax) now or hereafter imposed, levied, collected, withheld or assessed by an taxing authority in any jurisdiction, excluding in the case of Lender, franchise or similar taxes or taxes imposed on or measured by its net income, in each case imposed on Lender by the jurisdiction (or any political subdivision thereof) under the laws of which Lender is organized or maintains its lending office with respect to this Agreement.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower or its Subsidiaries connected with and symbolized by such trademarks.

“TTM EBITDA” means, as of any date of determination, EBITDA of Borrower determined on a consolidated basis in accordance with GAAP, for the twelve (12) month period most recently ended on the last day of the fiscal quarter most recently ended for which financial statements have been provided to Lender pursuant to Section 5.03.

“UCP 600” means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce and in effect as of July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

Section 1.02 INTERPRETATION.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) terms used in this Agreement include, as appropriate, all genders and the plural as well as the singular; (ii) references to this Agreement include any and all Exhibits and Schedules hereto; (iii) references to words such as “herein,” “hereof’ and the like shall refer to this Agreement as a whole and not to any particular part or Section herein; (iv) the terms “includes” and “including” are not limiting, and the term “or” has the inclusive meaning represented by the phrase “and/or”; (v) any defined term which relates to a document referenced in this Agreement shall include within its definition any amendments, modifications, renewals, restatements, extensions, supplements or substitutions in effect through the date of this Agreement but shall not include within its definition any renewals, restatements, extensions, supplements or substitutions after the date of this Agreement; (vi) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation; and (vii) any defined term which relates to a Person shall include within its definition the successors and permitted assigns of such Person.

(b) All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) occurring after the Closing Date or in the application thereof on the operation of such provision (or if Lender notifies Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change or in the application thereof, then Lender and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change with the intent of having the respective positions of Lender and Borrower after such change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

ARTICLE II. CREDIT TERMS

Section 2.01 LINE OF CREDIT; PAYMENTS.

(a) Line of Credit.

(i) Subject to the terms and conditions of this Agreement, Lender hereby agrees to make advances (“Advances”) to Borrower from time to time up to and including the Maturity Date in an amount at any one time outstanding not to exceed the lesser of (A) Forty Million Dollars ($40,000,000.00) (the “Maximum Revolver Amount”) less the Letter of Credit Usage at such time and (B) the Credit Amount at such time less the Letter of Credit Usage at such time (the “Line of Credit”). Borrower’s obligation to repay Advances under the Line of Credit shall be evidenced by a promissory note dated as of June 27, 2011 substantially in the form of Exhibit D (the “Line of Credit Note”), all terms of which are incorporated herein by this reference. On the Closing Date, advances, if any, outstanding under the Original Credit Agreement (the “Existing Advances”) shall be converted into Advances hereunder, it being understood that no repayment of the Existing Advances is being effected hereby, but merely an amendment, restatement, and renewal in accordance with the terms hereof.

(ii) Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth in clause (i) above. The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall be due and payable on the earlier of (A) the Maturity Date, and (B) the date of acceleration of the Advances in accordance with the terms hereof or the Line of Credit Note.

(iii) Anything to the contrary in this Section 2.01(a) notwithstanding, Lender shall have the right (but not the obligation) to establish reserves from time to time against the Credit Amount or the Maximum Revolver Amount in an amount equal to the Bank Product Reserve Amount; provided, that Lender shall endeavor to notify Borrower at or before the time any such reserve in a material amount is to be established or increased, but a non-willful failure of Lender to so notify Borrower shall not be a breach of this Agreement and shall not cause such establishment or increase of a reserve to be ineffective.

(b) Intentionally Omitted.

(c) Borrowing Procedures.

(i) Each borrowing hereunder shall be made by an irrevocable written request by an Authorized Person delivered to Lender. Such notice must be received by Lender no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (A) the amount of such borrowing, and (B) the requested Funding Date, which shall be a Business Day. At Lender’s election, in lieu of delivering the above-described written request, any Authorized Person may give Lender telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(ii) If Lender has received a timely request for a borrowing in accordance with the provisions hereof, and subject to the satisfaction of the applicable terms and conditions set forth herein, Lender shall make the proceeds of the borrowing available to Borrower on the applicable Funding Date by transferring available funds equal to such proceeds to Borrower’s Designated Account. Borrower agrees to establish and maintain the Designated Account with the Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Lender hereunder. Unless otherwise agreed by Lender and Borrower, any Advance requested by Borrower and made by Lender hereunder shall be made to the Designated Account.

(d) Payments Generally.

(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Lender’s Account for the account of the Lender and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Lender later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. The receipt of any payment item by Lender shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.

(ii) Lender shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances made by Lender to Borrower or for Borrower’s account, the Letters of Credit issued or arranged by Lender for Borrower’s account, and with all other payment obligations hereunder or under the other Loan Documents, including, accrued interest, fees, costs and expenses. In accordance with Section 2.01(d)(i), the Loan Account will be credited with all payments received by Lender from Borrower or for Borrower’s account. Lender shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, costs, and expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements. Borrower hereby authorizes Lender, from time to time, without prior notice to Borrower, to charge all interest and fees (when due and payable), all costs and expenses payable by Borrower to Lender hereunder or under the other Loan Documents (as and when accrued or incurred), all fees, costs, and commissions provided for in Section 2.02(f) (as and when accrued or incurred), and all other payment obligations as and when due and payable under any Loan Document to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that bear interest at the Base Rate plus the margin applicable thereto. Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that bear interest at the Base Rate plus the margin applicable thereto.

(iii) So long as no Application Event has occurred and is continuing, all payments to be made hereunder by Borrower shall be remitted to Lender and all (subject to Section 2.01(d)(v) and Section 2.01(f)) such payments, and all proceeds of Collateral received by Lender, shall be applied, so long as no Application has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv) At any time that an Application Event has occurred and is continuing and Lender shall have so elected, all payments remitted to Lender and all proceeds of Collateral received by Lender shall be applied as follows:

1) first, to pay any costs, expenses, or indemnities then due to Lender under the Loan Documents, until paid in full,

2) second, to pay any fees or premiums then due to Lender under the Loan Documents until paid in full,

3) third, to pay interest due in respect of all Protective Advances until paid in full,

4) fourth, to pay the principal of all Protective Advances until paid in full,

5) fifth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances) until paid in full,

6) sixth, ratably (x) to pay the principal of all Advances (other than Protective Advances) until paid in full, (y) to Lender, to be held by Lender, as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Lender in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.01(d)(iv), beginning with tier (1) hereof), and (z) ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Lender (in form and substance satisfactory to Lender) to be due and payable to such Bank Product Providers on account of Bank Product Obligations,

7) seventh, to pay any other amounts payable under the Loan Documents or the Bank Product Agreements,

8) eighth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(v) In each instance, so long as no Application Event has occurred and is continuing, Section 2.01(d)(iii) shall not apply to any payment made by Borrower to Lender and specified by Borrower to be for the payment of a specific amount then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi) For purposes of Section 2.01(d)(iv), “paid in full” means payment in cash or immediately available funds of all amounts owing on account of the applicable amount payable under the Loan Document or Bank Product Agreement, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii) In the event of a direct conflict between the priority provisions of this Section 2.01(d) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.01(d) shall control and govern.

(viii) This Agreement shall continue in full force and effect for a term ending on the Maturity Date (unless earlier terminated in accordance with Section 7.02). Borrower promises to pay the obligations and indebtedness owing or incurred hereunder or the other Loan Documents (including principal of the Advances, interest on the Advances, premiums, if any, fees, costs, and expenses payable hereunder or the other Loan Documents) in full on the Maturity Date or, if earlier, on the date on which such obligations and indebtedness become due and payable pursuant to the terms of this Agreement. Borrower has the option, at any time upon 10 Business Days prior written notice to Lender, to terminate this Agreement and terminate the commitments hereunder by repaying to Lender all of the obligations and indebtedness hereunder in full. On any date of termination of this Agreement, all obligations and indebtedness owing by Borrower hereunder or under the other Loan Documents (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand and Borrower shall (A) provide Letter of Credit Collateralization with respect to all Letters of Credit, (B) provide Bank Product Collateralization with respect to all Bank Products (other than with respect to transactions under Hedge Agreements and other than any Bank Products that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized), and (C) pay any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other obligations and indebtedness hereunder and the other Loan Documents) under Hedge Agreements provided by Bank Product Providers (other than any Hedge Agreements that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid). No termination of this Agreement, however, shall relieve or discharge Borrower or the Subsidiary Guarantors of their duties, obligations, or covenants hereunder or under any other Loan Document and the Lender’s Liens in the Collateral shall remain in effect until all obligations and indebtedness hereunder and all Bank Product Obligations have been paid in full and Lender’s obligations to provide additional credit hereunder have been terminated.

(e) Mandatory Prepayment.

(i) If, at any time, (A) the sum of the outstanding principal amount of the Advances on such date plus the Letter of Credit Usage on such date exceeds (B) the Credit Amount (such excess being referred to as the “Credit Amount Excess”), then Borrower shall immediately prepay the Advances and cash collateralize the Letters of Credit in accordance with clause (ii) below in an aggregate amount equal to the Credit Amount Excess.

(ii) Each prepayment pursuant to clause (i) above shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing and Lender shall have so elected, be applied in the manner set forth in Section 2.01(d)(iv).

(f) Protective Advances. Any contrary provision of this Agreement or any other Loan Document notwithstanding, Lender hereby is authorized by Borrower, from time to time in Lender’s sole discretion, after the occurrence and during the continuance of a Default or an Event of Default, to make Advances to, or for the benefit of, Borrower on behalf of the Lender that Lender, in its reasonable (from the perspective of a secured commercial lender) business judgment, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, or (ii) to enhance the likelihood of repayment of the Advances (any of the Advances described in this Section 2.01(f) shall be referred to as “Protective Advances”). Protective Advances may be made in accordance with the terms and provisions hereof regardless of whether the conditions precedent set forth in Section 4.02 are satisfied. Each Protective Advance shall be deemed to be an Advance hereunder, except that no Protective Advance shall be eligible to bear interest at LIBOR plus the margin applicable thereto. The Protective Advances shall be repayable on demand, secured by Lender’s liens on the Collateral, and bear interest at the rate applicable from time to time to Advances that bear interest at the Base Rate plus the margin applicable thereto. The provisions of this Section 2.01(f) are for the exclusive benefit of Lender and are not intended to benefit Borrower (or any Subsidiary Guarantor) in any way.

Section 2.02 LETTERS OF CREDIT.

(a) Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, Lender agrees to issue a requested Letter of Credit for the account of Borrower. By submitting a request to Lender for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that Lender issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Lender and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Lender may request or require. Anything contained herein to the contrary notwithstanding, Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit that supports the obligations of Borrower or its Subsidiaries in respect of (1) a lease of real property, or (2) an employment contract. Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed the Credit Amount at such time less the aggregate outstanding principal amount of the Advances at such time, or

(ii) the Letter of Credit Usage would exceed $5,000,000, or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the aggregate outstanding principal amount of the Advances at such time.

Additionally, Lender shall have no obligation to issue a Letter of Credit if (I) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Lender from issuing such Letter of Credit, or any law applicable to Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit or request that Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (II) the issuance of such Letter of Credit would violate one or more policies of Lender applicable to letters of credit generally.

(b) Each Letter of Credit shall be in form and substance reasonably acceptable to Lender, including the requirement that the amounts payable thereunder must be payable in Dollars. If Lender makes a payment under a Letter of Credit, Borrower shall pay to Lender an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4.02) and, initially, shall bear interest at the rate then applicable to Advances that bear interest at the Base Rate. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Lender shall be automatically converted into an obligation to pay the resulting Advance.

(c) [Intentionally Omitted].

(d) Lender and Borrower agree that, in paying any drawing under a Letter of Credit, Lender shall have no responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither Lender nor any correspondent, participant or assignee of Lender shall be liable to Borrower or any Guarantor for (i) any action taken or omitted in the absence of gross negligence or willful misconduct; (ii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither Lender nor any correspondent, participant or assignee of Lender shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.02(e) or for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Document, including in connection with the issuance or any amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, the honoring or dishonoring of any demand under any Letter of Credit, or the following of Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto, and such action or neglect or omission will bind Borrower. In furtherance and not in limitation of the foregoing, Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or Lender may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and may disregard any requirement in a Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Lender shall not be responsible for the wording of any Letter of Credit (including any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance Lender may provide to Borrower with drafting or recommending text for any letter of credit application or with the structuring of any transaction related to any Letter of Credit, and Borrower hereby acknowledges and agrees that any such assistance will not constitute legal or other advice by Lender or any representation or warranty by Lender that any such wording or such Letter of Credit will be effective. Without limiting the foregoing, Lender may, as it deems appropriate, modify or alter and use in any Letter of Credit the terminology contained on the letter of credit application for such Letter of Credit. Borrower hereby acknowledges and agrees that Lender shall not be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(e) The obligation of Borrower to reimburse Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document,

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit,

(iv) any payment by Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit,

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, Borrower or any of its Subsidiaries, or

(vi) the fact that any Default or Event of Default shall have occurred and be continuing.

(f) Borrower acknowledges and agrees that any and all standard fees, charges, and commissions in effect from time to time, of or incurred by Lender relating to Letters of Credit, upon the issuance of any Letter of Credit, upon the payment or negotiation of any drawing under any Letter of Credit, or upon the occurrence of any other activity with respect to any Letter of Credit (including the transfer, amendment or cancellation of any Letter of Credit), together with any and all fronting fees in effect from time to time related to Letters of Credit, shall be reimbursable immediately by Borrower to Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, Lender is entitled to charge Borrower a fronting fee of .25% per annum times the undrawn amount of each Letter of Credit and that such fronting fee may be changed from time to time.

(g) If by reason of (x) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (y) compliance by Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on Lender any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Lender may notify Borrower (as set forth in this Section 2.02(g)), and Borrower shall pay within 30 days after demand therefor, such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the Base Rate plus the margin applicable thereto; provided, however, that Borrower shall only be liable pursuant to this Section 2.02(g) for any such amounts (A) incurred no more than 120 days prior to the date on which the demand for payment of such amounts is first made to Borrower (provided that if an event or circumstance giving rise to such amounts is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof), and (B) to the extent that Lender has required other similarly situated borrowers or obligors to pay comparable amounts in respect of such increased costs or reduced returns. If claiming reimbursement or compensation under this Section 2.02(g), Lender shall deliver to Borrower a notice of its intent to make such claim. Each such notice shall be delivered within 120 days of the date the officer of Lender charged with the credit responsibility for Borrower and the Loan Documents first becomes aware of the specific facts on which such claim is to be based and shall include a certificate setting forth in reasonable detail the amount payable to Lender under this Section 2.02(g). Notwithstanding any other provision in this Agreement or any other Loan Document, Lender shall not be entitled to any reimbursement or compensation pursuant to this Section 2.02(g) for any period of time prior to such notice if Lender shall have not given notice within 120 days of the date the officer of Lender charged with the credit responsibility for Borrower first becomes aware of the specific facts on which such claim is to be based. The determination by Lender of any amount due pursuant to this Section 2.02(g), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(h) Unless otherwise expressly agreed by Lender and Borrower when a Letter of Credit is issued, (i) the rules of the ISP and the UCP 600 shall apply to each standby Letter of Credit, and (ii) the rules of the UCP 600 shall apply to each commercial Letter of Credit.

(i) In the event of a direct conflict between the provisions of this Section 2.02 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.02 shall control and govern.

Section 2.03 INTEREST/FEES.

(a) Interest. The outstanding principal balance of the Line of Credit shall bear interest in the manner and at the rate of interest set forth in the Line of Credit Note. The amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower at the rate or rates of interest set forth in the Line of Credit Note.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note.

(c) Closing Fee. Borrower shall pay to Lender a closing fee of $300,000, which shall be earned in full on the Closing Date, with 50% of such fee due and payable in full on the Closing Date and 50% of such fee due and payable in full on the earliest of (i) the date that is the first anniversary of the Closing Date, (ii) any date upon which the indebtedness and obligations of Borrower and the Subsidiary Guarantors under this Agreement and the other Loan Documents are paid in full in accordance with the terms hereof and the commitments hereunder are terminated (the “Payoff Date”), or (iii) any date on which all of the obligations and indebtedness of Borrower hereunder becomes due and payable or the commitments hereunder are terminated.

(d) Servicing Fee. Borrower shall pay to Lender a quarterly servicing fee of $5,000, which fee shall be due and payable, in arrears, on the first day of each quarter, commencing on the first day of the quarter immediately following the Closing Date through and including the first day of the quarter prior to the Payoff Date and on the Payoff Date; provided, however, that (i) the servicing fee that is due, in arrears, on the first day of the quarter immediately following the Closing Date shall be an amount equal to (i) $5,000 times (ii) the result of the total number of days in the prior quarter that elapsed from and including the Closing Date up to and including the last day of such quarter divided by the total number of days in such quarter, and (b) the servicing fee that is due, in arrears, on the Payoff Date shall be an amount equal to (i) $5,000 times (ii) the result of the total number of days in the quarter that elapsed to and including the date on which the obligations under the Agreement and the other Loan Documents are paid in full divided by the total number of days in the quarter in which the Payoff Date occurs.

(e) Letter of Credit Fees. Borrower shall pay to Lender a Letter of Credit fee (which fee shall be in addition to the fees, charges, commissions, and costs set forth in Section 2.02(f)) which shall accrue at a rate equal to 2.75% per annum times the undrawn amount of all outstanding Letters of Credit, which fee shall be due and payable, in arrears, on the first day of each month, commencing on the first day of the month immediately following the Closing Date through and including the first day of the quarter prior to the Payoff Date and on the Payoff Date. From and after the Maturity Date (or such earlier date as all of the obligations and indebtedness of Borrower hereunder becomes due and payable), or upon the occurrence and during the continuation of an Event of Default, and at the election of Lender, the Letter of Credit fee set forth in this Section 2.03(e) shall be increased to 4.75% per annum.

(f) Unused Line Fee. Borrower shall pay to Lender, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to the Applicable Unused Line Fee Percentage times the result of (i) the lesser of the Maximum Revolver Amount and the Credit Amount less (ii) the average amount of the principal amount of the Advances and the Letter of Credit Usage during the immediately preceding month (or portion thereof).

(g) Financial Examination and Other Fees. Borrower shall pay to Lender, financial examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per auditor, plus out-of-pocket expenses for each financial examination of Borrower performed by personnel employed by Lender, and (ii) the reasonable actual charges paid or incurred by Lender if it elects to employ the services of one or more third persons to perform financial exams or analyses of Borrower’s and its Subsidiaries’ business/recurring revenue valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Lender for more than 1 financial examination during any calendar year or more than 1 business/recurring revenue valuation during any calendar year.

Section 2.04 COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Lender under this Agreement and the other Loan Documents, including all indebtedness of Borrower to Lender under the Line of Credit, and each Letter of Credit, Borrower and each Subsidiary Guarantor shall, pursuant to Security Agreements grant to Lender security interests of first priority (subject to Permitted Liens) in their respective interests in all of the “Collateral” under and as defined in (i) in the case of Borrower, the Borrower Security Agreement (as defined in the definition of Security Agreement), and (ii) in the case of each Subsidiary Guarantor, the Third Party Security Agreement (as defined in the definition of Security Agreement).

Section 2.05 GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Lender under this Agreement, the Line of Credit, and the other Loan Documents shall be guaranteed jointly and severally by each of the Subsidiary Guarantors, as evidenced by and subject to the terms of this Agreement and each Joinder Agreement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

Borrower and each Subsidiary Guarantor makes the following representations and warranties to Lender, which representations and warranties shall survive the execution of this Agreement, shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower and each Subsidiary Guarantor to Lender subject to this Agreement, and which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date).

Section 3.01 LEGAL STATUS. Each of Borrower and each Subsidiary Guarantor is a corporation, partnership or limited liability company duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, and is qualified or licensed to do business (and is in good standing as a foreign corporation, partnership or limited liability company, if applicable) in all jurisdictions in which the failure to so qualify or to be so licensed could have a Material Adverse Effect on Borrower or such Subsidiary Guarantor.

Section 3.02 AUTHORIZATION AND VALIDITY. This Agreement and each Loan Document have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof and thereof will constitute legal, valid and binding agreements and obligations of Borrower and each Subsidiary Guarantor party thereto, or the party which executes the same, enforceable in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or the effect of laws relating to or affecting the rights of creditors generally.

Section 3.03 NO VIOLATION; CONSENTS.

(a) The execution, delivery and performance by Borrower and each Subsidiary Guarantor of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower or its Subsidiaries, or contravene any provision of such Person’s Organizational Documents, or result in any breach of or default under any material contract, obligation, indenture or other instrument to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries may be bound.

(b) The execution, delivery, and performance by Borrower and each Subsidiary Guarantor of each of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Lender for filing or recordation, as of the Closing Date.

Section 3.04 LITIGATION. There are no actions, claims, investigations, suits, or proceedings pending or, to the best of Borrower’s and each Subsidiary Guarantor’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any Governmental Authority, arbitrator, court or administrative agency which reasonably could be expected to have a Material Adverse Effect. Schedule 3.04 sets forth a complete and accurate description of each of the actions, claims, investigations, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $1,500,000 that, as of the Closing Date, is pending or, to the best knowledge of Borrower and each Subsidiary Guarantor threatened, against Borrower or one of its Subsidiaries.

Section 3.05 CORRECTNESS OF FINANCIAL STATEMENTS. All historical financial statements relating to Borrower and its Subsidiaries that have been delivered by Borrower to Lender since May 17, 2011 have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrower and its Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since August 31, 2010, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to Borrower and its Subsidiaries.

Section 3.06 INCOME TAX RETURNS. Neither Borrower nor any Subsidiary Guarantor has any knowledge of any pending assessments or adjustments of its or its Subsidiaries’ income tax payable with respect to any year.

Section 3.07 NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or any Subsidiary Guarantor is a party or by which Borrower or any Subsidiary Guarantor may be bound that requires the subordination in right of payment of any of Borrower’s or any Subsidiary Guarantor’s obligations subject to this Agreement to any other obligation of Borrower or any Subsidiary Guarantor.

Section 3.08 PERMITS, FRANCHISES. Borrower and each of its Subsidiaries possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses reasonably required for the conduct of such Person’s business and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

Section 3.09 ERISA. Borrower and each of its Subsidiaries are in compliance in all material respects with all applicable provisions of ERISA; Borrower and each of its Subsidiaries have not violated any provision of any Plan maintained or contributed to by Borrower or such Subsidiary; no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Plan initiated by Borrower or any of its Subsidiaries; Borrower and each of its Subsidiaries has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

Section 3.10 OTHER OBLIGATIONS. Set forth on Schedule 3.10 is a true and complete list of all Debt of Borrower and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Debt as of the Closing Date. Neither Borrower nor any of its Subsidiaries is (i) in default on any obligation for borrowed money or any purchase money obligation in the principal amount of Five Hundred Thousand Dollars ($500,000) or more (either individually or in the aggregate considering all similar obligations then in default) or (ii) in default on any other material lease, commitment, contract, instrument or obligation, which default could reasonably be expected to have a Material Adverse Effect.

Section 3.11 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.11 hereto, each of Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect such Person’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any of its Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. None of Borrower or any of its Subsidiaries has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

Section 3.12 SUBSIDIARIES. None of Borrower or any Subsidiary Guarantor owns any Equity Interest in any Person other than the Subsidiaries set forth on Schedule 3.12 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) hereto. As of the Closing Date, Schedule 3.12 sets forth a true and complete list of the Material Domestic Subsidiaries and the Material Foreign Subsidiaries.

Section 3.13 TRUTH, ACCURACY OF INFORMATION. To the best of Borrower’s and each Subsidiary Guarantor’s knowledge, no statement of financial or other information furnished by Borrower or any Subsidiary Guarantor to Lender in connection with this Agreement contains any untrue statement of material fact or omits a material fact necessary to make the statement not misleading in light of all of the circumstances existing on the date the statement was made, including such circumstances or other factual information previously furnished by Borrower or any Subsidiary Guarantor to Lender; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount. All projections that are part of such information are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein.

Section 3.14 COMPLIANCE WITH LAWS. Neither Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, to the extent applicable, Borrower and each Subsidiary Guarantor is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Advances made hereunder will be used by Borrower or any of its Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.15 GOVERNMENTAL REGULATION; OFAC. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Debt or which may otherwise render all or any portion of the indebtedness and obligations arising under the Loan Documents or Bank Product Agreements to which it is a party unenforceable. Neither Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940. Neither Borrower nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. Neither Borrower nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Advance made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 3.16 MUTUAL BENEFIT. The funds that have been and are to be borrowed from Lender by Borrower have been and are to be contemporaneously paid to or used for the benefit of each Subsidiary Guarantor. It is the position, intent and expectation of the parties that each of Borrower and each Subsidiary Guarantor has derived and will continue to derive significant, substantial and direct benefits from the accommodations that have been made by Lender under the Loan Documents and that each of Borrower and each Subsidiary Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code) and more than sufficient consideration to support the indebtedness, obligations, liens and security interests created under the Loan Documents and all repayments or other transfers made or to be made to Lender. To the extent, if any, that funds are transferred by any of Borrower or any Subsidiary Guarantor to Borrower or any other Subsidiary Guarantor, as the case may be, which such recipient intends to be used to repay Lender, it is the position, intent and expectation of the parties that: (a) such funds shall in fact be used to contemporaneously repay Lender; (b) to the maximum extent permitted by law, these transfers constitute contemporaneous exchanges for value given to the transferor and, therefore, shall qualify for the protection and benefits of Section 547(c) of the Bankruptcy Code; and (c) in any event, Lender, as the immediate transferee of such funds, shall take them in “good faith” and without “knowledge of the voidability of the transfer” as between Borrower and such Subsidiary Guarantor or as between Subsidiary Guarantors, as the case may be, if any, as those phrases are used in Section 550(b) of the Bankruptcy Code. To the extent that any payment or collateral proceeds received by Lender hereunder is subsequently avoided or otherwise required to be paid over to any other person or entity, then the obligation or indebtedness which had been paid, reduced or satisfied by such payment or receipt of collateral proceeds shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.

Section 3.17 SOLVENCY. Borrower and each Subsidiary Guarantor, taken individually, is solvent, able to pay its debts generally as such debts mature, and has capital sufficient to carry on its businesses and all businesses in which it is about to engage. The saleable value of Borrower’s and each Subsidiary Guarantor’s total assets at a fair valuation, and at a present fair saleable value, is greater than the amount of Borrower’s or such Subsidiary Guarantor’s total obligations. None of Borrower or any Subsidiary Guarantor will be rendered insolvent by the execution or delivery of this Agreement or of any of the other Loan Documents or by the transactions contemplated hereunder or thereunder.

ARTICLE IV. CONDITIONS

Section 4.01 CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Lender to make the initial extension of credit contemplated by this Agreement is subject to the fulfillment to Lender’s satisfaction of all of the following conditions:

(a) Documentation. Lender shall have received, in form and substance satisfactory to Lender, each of the following, duly executed and delivered:

(i) This Agreement, the Security Agreements, and the Line of Credit Note.

(ii) Corporate resolutions and incumbency certificates from or on behalf of Borrower and each Subsidiary Guarantor certified as of the date hereof by the Secretary or Assistant Secretary of Borrower or such Subsidiary Guarantor, as applicable.

(iii) A true and correct copy of Borrower’s and each Subsidiary Guarantor’s Organizational Documents, certified as of a recent date by the Secretary of State of such Person’s jurisdiction of incorporation, organization or formation, as applicable, and certified as of the date hereof to be a true and correct copy thereof by a Secretary or Assistant Secretary of Borrower or such Subsidiary Guarantor, as applicable.

(iv) A good standing and/or tax good standing certificate for Borrower and each Subsidiary Guarantor from each such Person’s jurisdiction of organization and each other jurisdiction reasonably requested by Lender as of a recent date, and, if requested by Lender, a bring-down certificate by facsimile dated on or about the Closing Date.

(v) All security agreements, pledge agreements, guaranties, UCC-1 financing statements, UCC amendments and other documentation from Borrower, each Subsidiary Guarantor and each other Person required by Lender for the creation, perfection and preservation of the personal property security interests described in Section 2.04 hereof, including, without limitation, if requested by Lender, the original stock certificates of each corporate Subsidiary Guarantor and any original membership interest certificates of each limited liability company Subsidiary Guarantor (if certificated) and any other original documents evidencing any other equity interest of a Subsidiary Guarantor (to the extent that a Lien on such equity can be perfected by possession of such documents) and current UCC searches covering Borrower and each Subsidiary Guarantor from such jurisdictions as Lender shall require.

(vi) A legal opinion from counsel to Borrower in form and substance satisfactory to Lender.

(vii) Such other documents as Lender may require under any other Section of this Agreement.

(b) Availability. Borrower shall have Availability plus Qualified Cash of at least $30,000,000 after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrower on the Closing Date under this Agreement or the other Loan Documents.

(c) Searches. Lender shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for Borrower and each Subsidiary Guarantor, and (ii) OFAC/PEP searches and customary individual background searches for Borrower’s and each Subsidiary Guarantor’s senior management and key principals, the results of which shall be satisfactory to Lender.

(d) Financial Condition. There shall have been no Material Adverse Effect since August 31, 2010.

(e) Insurance. Borrower shall have delivered to Lender evidence of insurance coverage on all Borrower’s and each Subsidiary Guarantor’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Lender, and where required by Lender, with loss payable and additional insured endorsements in favor of Lender.

(f) Fees and Expenses. Borrower shall have paid all fees and invoiced costs and expenses then due pursuant to the terms of this Agreement.

Section 4.02 CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Lender to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Lender’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date), and on each such date, no Default or Event of Default shall have occurred and be continuing or shall result from the Advance (or other extension of credit).

(b) Documentation. Lender shall have received all additional documents which may be required in connection with such extension of credit, including, in connection with the issuance of any Letter of Credit or any Issuer Document requested by Lender.

ARTICLE V. AFFIRMATIVE COVENANTS

Borrower and each Subsidiary Guarantor covenant that so long as Lender remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower or any Subsidiary Guarantor to Lender under any of the Loan Documents remain outstanding, and until payment in full of all indebtedness and obligations of Borrower and each Subsidiary Guarantor subject hereto, Borrower and each Subsidiary Guarantor shall, unless Lender otherwise consents in writing:

Section 5.01 PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Lender, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

Section 5.02 ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP, and permit any representative of Lender, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and the Subsidiary Guarantors (in each case, during normal business hours and upon reasonable advance notice (it being understood and agreed that 24 hours advance notice is reasonable)); provided, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Lender for more than 1 financial examination during any calendar year or more than 1 business/recurring revenue valuation during any calendar year.

Section 5.03 FINANCIAL STATEMENTS. Provide to Lender all of the following, in form and detail satisfactory to Lender:

(a) promptly after the sending or filing thereof, but in no event later than one hundred twenty (120) days after the end of each fiscal year of Borrower, copies of each Form 10-K report (including the financial statements contained therein, which shall be audited by Borrower’s independent certified public accountant (which independent certified public accountant shall be of recognized national standing) and certified by such independent certified public accountant (i) to have been prepared in accordance with GAAP and (ii) without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 5.09)), filed by Borrower with the United States Securities and Exchange Commission or any successor agency and, concurrently therewith, consolidating financial statements of Borrower, prepared by Borrower (to include balance sheets, profit and loss statements, statements of cash flows, and reconciliations of net worth), together with a duly completed Compliance Certificate executed by a senior financial officer of Borrower;

(b) promptly after the sending or filing thereof, but in no event later than forty-five (45) days after and as of the end of each fiscal quarter of Borrower, copies of each Form 10-Q report filed by Borrower with the United States Securities and Exchange Commission or any successor agency and, concurrently therewith, the consolidating financial statements of Borrower, prepared by Borrower, to include balance sheets, income statements, statements of retained earnings and statements of cash flows and a duly completed Compliance Certificate executed by a senior financial officer of Borrower;

(c) no later than forty-five (45) days after and as of the end of each fiscal quarter of Borrower, a report, in form satisfactory to Lender, detailing the terms and conditions of any earn-out or holdback obligations incurred in connection with any Acquisitions consummated during such fiscal quarter (other than any Acquisitions consummated prior to the Closing Date);

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the holders of Equity Interests of Borrower generally, and copies of all annual, regular, periodic and special reports and registration statements, if any, that Borrower may file or be required to file with the United States Securities and Exchange Commission or any successor agency under Section 13 or Section 15(d) of the Exchange Act, and, in each case, not otherwise required to be delivered to Lender pursuant hereto;

(e) monthly (not later than the 20th day of each month), (i) an unaudited consolidated income statement and balance sheet covering Borrower’s and its Subsidiaries’ operations during such period, (ii) a Credit Amount Certificate, including Recurring Revenue detail for the trailing twelve month period, and (iii) a detailed report regarding Borrowers’ and its Domestic Subsidiaries’ Cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash;

(f) semi-annually (not later than the date that unaudited financial statements are required to be delivered for the second fiscal quarter and the last fiscal quarter of each fiscal year), a report separately detailing Borrower’s retention statistics for recurring maintenance and software-as-a-service and hosting contracts;

(g) annually (not later than the earlier of (i) 10 days after Borrower’s board of directors approves Borrower’s business plan for a fiscal year, or (ii) 60 days after the end of the fiscal year), copies of Borrower’s business plan, in the form provided to Borrower’s board of directors, and with underlying assumptions which are reasonable under the circumstances, for the forthcoming fiscal year, quarter by quarter, certified by the senior financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Borrower during the period covered thereby;

(h) if, as of any date of determination, Availability plus Qualified Cash of Borrower and its Domestic Subsidiaries is less than $15,000,000, no later than forty-five (45) days after the end of the fiscal quarter in which such date of determination occurs and within forty-five (45) days after the end of each fiscal quarter of Borrower thereafter, (i) a summary aging of Borrower’s and its Subsidiaries’ accounts receivable, (ii) a summary aging, by vendor, of Borrower’s and its Subsidiaries’ accounts payable, and any book overdraft, (iii) a reconciliation of the prior quarter’s deferred revenue balance between Borrower’s and its Subsidiaries’ balance sheet and Borrower’s and its Subsidiaries’ general ledger, and (iv) a report detailing Borrower’s and its Subsidiaries’ accrued, but unpaid taxes; and

(i) from time to time such other information as Lender may reasonably request;

provided that if any such material is electronically filed by Borrower or any of its Subsidiaries with the United States Securities and Exchange Commission and is publicly available through the internet or other electronic means, Borrower will notify Lender promptly following such filing and upon the request of Lender, furnish a copy of such materials to Lender. Delivery of notice to Lender that such material has been electronically filed and is publicly available shall satisfy the delivery requirements with regard to such report or information.

Section 5.04 COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises reasonably necessary for the conduct of its business; comply with the provisions of all documents pursuant to which Borrower or such Subsidiary Guarantor is organized and/or which govern Borrower’s or such Subsidiary Guarantor’s continued existence; and comply, and cause each of its Material Subsidiaries to comply, with the requirements of all laws, rules, regulations and orders of any Governmental Authority applicable to Borrower or any of its Material Subsidiaries and/or reasonably necessary for the conduct of such Person’s business.

Section 5.05 INSURANCE. Maintain and keep in force, and cause each of its Subsidiaries to maintain and keep in force, for each business in which Borrower and its Subsidiaries is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Lender. Deliver to Lender from time to time at Lender’s request schedules setting forth all insurance then in effect.

Section 5.06 FACILITIES. Keep, and cause its Subsidiaries to keep, all properties useful, necessary or reasonably required in the conduct of Borrower’s and its Subsidiaries’ business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

Section 5.07 TAXES AND OTHER LIABILITIES. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower or its Subsidiary (as applicable) may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or its Subsidiary (as applicable) has made provision, to Lender’s satisfaction, for eventual payment thereof in the event Borrower or such Subsidiary is obligated to make such payment.

Section 5.08 LITIGATION. Promptly give notice in writing to Lender of any litigation pending or, to Borrower’s knowledge, threatened against Borrower or any of its Subsidiaries with a claim in excess of One Million Five Hundred Thousand Dollars ($1,500,000.00).

Section 5.09 FINANCIAL COVENANT. If, as of any date of determination Availability plus Qualified Cash of Borrower and its Domestic Subsidiaries is less than $15,000,000, as of the end of the fiscal quarter most recently ended and as of the end of each fiscal quarter thereafter, Borrower shall have TTM EBITDA of at least the required amount set forth in the table set forth in Schedule 5.09 for the applicable period set forth opposite thereto.

Section 5.10 NOTICE TO LENDER. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) the occurrence of any Default or Event of Default; (b) any change in the name or the organizational structure of Borrower or any Subsidiary Guarantor; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or any Subsidiary is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or any Subsidiary’s property in excess of an aggregate of Two Hundred Fifty Thousand Dollars ($250,000.00).

Section 5.11 SECURITY; JOINDER AGREEMENT; FOREIGN SUBSIDIARIES. At all times maintain in favor of Lender perfected security interests in all assets in which, under the provisions of this Agreement and the other Loan Documents, Lender has obtained or is to obtain a security interest, of such priority as is designated herein; take such actions (including, without limitation, the filing of financing statements and fixture filings or providing authorization for Lender to file same) as Lender deems necessary and appropriate to protect Lender’s security interests; and provide to Lender such assurances as Lender may require as to Borrower’s and each Subsidiary Guarantor’s compliance herewith. Borrower shall at all times cause each Material Domestic Subsidiary to be a Subsidiary Guarantor hereunder and Borrower shall cause each Person that becomes a Material Domestic Subsidiary after the Closing Date to execute and deliver a Joinder Agreement, security agreement, pledge agreement, control agreement and/or any and all other agreements, documents or opinions reasonably requested by Lender to cause such Person to be a Subsidiary Guarantor under this Agreement and to perfect or maintain the perfected security interest of Lender in the assets of such Material Domestic Subsidiary as required hereunder or the other Loan Documents within ten (10) Business Days after such Person becomes a Material Domestic Subsidiary. Borrower shall execute such agreements, documents or instruments, or take such other actions, as Lender reasonably deems necessary in order to effectuate the pledge to Lender of security interests in Borrower’s ownership interest in all Domestic Subsidiaries and Material Foreign Subsidiaries (such pledge, with respect to any Material Foreign Subsidiary, exclusive of shares of voting stock of such Material Foreign Subsidiary that represent more than 65% of the voting stock of such Material Foreign Subsidiary) and after the Closing Date, Borrower shall and shall cause each Subsidiary that owns a Domestic Subsidiary or a Material Foreign Subsidiary from time to time (including any Material Foreign Subsidiary of a Domestic Subsidiary) after the Closing Date, to execute, or cause to be executed, such agreements, documents or instruments, or take such other actions, as Lender reasonably deems necessary in order to effectuate the pledge to Lender of security interests in Borrower’s and/or Borrower’s Subsidiaries’ ownership interest in such Domestic Subsidiary or Material Foreign Subsidiary (such pledge, with respect to any Material Foreign Subsidiary, exclusive of shares of voting stock of such Material Foreign Subsidiary that represent more than 65% of the voting stock of such Material Foreign Subsidiary). In addition, Borrower and each Subsidiary Guarantor shall, upon request of Lender, deliver to Lender as additional collateral for their obligations hereunder all original stock certificates of such Subsidiary Guarantor and all original membership interest certificates of each limited liability company Subsidiary Guarantor (if certificated) to the extent that the pledge thereof is required hereunder.

Section 5.12 DEPOSIT ACCOUNTS; CASH MANAGEMENT SERVICES. Borrower shall and shall cause the Subsidiary Guarantors to maintain substantially all of their deposit accounts and cash management services with Wells Fargo or one of its Affiliates.

Section 5.13 FURTHER ASSURANCES.

(a) From time to time hereafter, Borrower and each Subsidiary Guarantor will execute and deliver such additional instruments, certificates or documents, and will take all such actions as Lender may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the Loan Documents or for the purpose of more fully perfecting or renewing the rights of Lender with respect to the rights, properties or assets subject to such documents (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by Borrower which may be deemed to be a part thereof). Upon the exercise by Lender of any power, right, privilege or remedy pursuant to this Agreement or the Loan Documents which requires any consent, approval, registration, qualification or authorization of any Governmental Authority or instrumentality, Borrower will execute and deliver all necessary applications, certifications, instruments and other documents and papers that Lender may be required to obtain for such governmental consent, approval, registration, qualification or authorization.

(b) Borrower shall, upon the request of Lender, from time to time, execute and deliver and, if necessary, file, register and record such further financing statements, amendments, continuation statements and other documents and instruments and take such further action as may be reasonably necessary to effect the provisions of this Agreement, and the other Loan Documents. Borrower shall pay or cause to be paid all filing, registration and recording fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment of such instruments of further assurance, and all federal or state fees and other similar fees, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Agreement, the Loan Documents and such instruments of further assurance.

Section 5.14 POST CLOSING COVENANTS. On or before the date that is 15 Business Days after the Closing Date (or such later date as Lender may agree in its sole discretion), Borrower shall (a) deliver to Lender control agreements, in form and substance reasonably satisfactory to Lender and duly executed and delivered by the parties thereto, for each of Borrower’s deposit accounts or securities accounts at Wells Fargo Bank, National Association or one of its Affiliates, and (b) Borrower shall certificate (or cause the certification of), or reissue (or cause the reissuance of), the certificates for the Equity Interests of each of its Subsidiaries that are Domestic Subsidiaries in form reasonably satisfactory to Lender (including as to the restrictive legends on the stock certificates) and Borrower shall have delivered originals of such stock certificates to Lender, together with originals of undated stock powers that are executed in blank.

ARTICLE VI. NEGATIVE COVENANTS

Borrower and each Subsidiary Guarantor further covenant that so long as Lender remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower or any Subsidiary Guarantor to Lender under any of the Loan Documents remain outstanding, and until payment in full of all indebtedness and obligations of Borrower subject hereto, Borrower and each Subsidiary Guarantor will not without Lender’s prior written consent:

Section 6.01 USE OF FUNDS.

(a) Use any of the proceeds of any credit extended hereunder except, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including for general corporate and working capital purposes and to finance Capital Expenditures, Permitted Acquisitions, and stock repurchases permitted hereunder).

(b) Use any part of the proceeds of the Advances made to Borrower to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the United States Federal Reserve) or to extend credit to others for the purpose of purchasing or carrying any such margin stock, in each case, in contravention of said Regulation U, or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve).

Section 6.02 INTENTIONALLY OMITTED.

Section 6.03 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist, or permit any of its Subsidiaries to create, incur, assume or permit to exist, any Debt (including any indebtedness or liabilities resulting from borrowings, loans or advances), whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower or any Subsidiary Guarantor to Lender, (b) any other liabilities of Borrower or any Subsidiary Guarantor existing as of the date hereof and disclosed on Schedule 3.10 hereto, (c) Capital Leases in an aggregate amount not to exceed Two Million Dollars ($2,000,000.00), (d) intercompany loans owing to Borrower or any of its Material Subsidiaries permitted pursuant to Section 6.06, (e) Subordinated Debt, (f) Debt secured by Permitted Liens, (g) unsecured earn-outs or customary holdbacks that are incurred concurrently with the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) at the time of such incurrence, no Event of Default has occurred and is continuing or would result therefrom, and (ii) such unsecured Debt is not incurred for working capital purposes, and (h) Debt permitted pursuant to Section 6.05.

Section 6.04 MERGER, CONSOLIDATION, TRANSFER OF ASSETS.

(a) Merge into or consolidate with any other entity, or permit any of its Subsidiaries to merge into or consolidate with any other entity, except (i) in connection with a Permitted Acquisition permitted hereunder or (ii) in the case of any merger or consolidation of any Subsidiary of Borrower into or with any other Subsidiary of Borrower (so long as, if such merger or consolidation involves a Subsidiary Guarantor, such Subsidiary Guarantor remains the surviving entity in any such merger or consolidation) or with or into Borrower (so long as Borrower remains the surviving entity in any such merger or consolidation); make, or permit any of its Subsidiaries to make, any substantial change in the nature of Borrower’s or any Subsidiary Guarantor’s business as conducted as of the date hereof; acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the assets of any other entity, except in connection with a Permitted Acquisition.

(b) Sell, lease, assign, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, assign, transfer or otherwise dispose of, (i) any Intellectual Property that is necessary or material to the conduct of its business other than the licensing, on a non-exclusive basis, of Intellectual Property in the ordinary course of business, or (ii) any of its other assets, except, in the case of this clause (ii), (A) in the ordinary course of its business, (B) in connection with the liquidation of any Subsidiary that is not a Material Subsidiary, (C) in connection with the liquidation of any Subsidiary Guarantor so long as such assets are transferred to Borrower or any Subsidiary Guarantor, (D) in connection with the liquidation of any Material Foreign Subsidiary so long as such assets are transferred to Borrower, any Subsidiary Guarantor, or any Material Foreign Subsidiary, (E) in transactions expressly permitted under Section 6.04(a), 6.06, 6.07, or 6.08, or (F) in a single transaction in an amount not to exceed One Million Dollars ($1,000,000.00) and, together with all other dispositions of assets under this Section 6.04(b)(ii)(F), in an aggregate amount not to exceed Five Million Dollars ($5,000,000.00).

Section 6.05 GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, pledge or hypothecate any assets of Borrower or any of its Subsidiaries as security for, or permit any of its Subsidiaries to do any of the foregoing for, any liabilities or obligations of any other person or entity, except any of the foregoing (a) in favor of Lender, (b) by Borrower with respect to obligations of any of its Subsidiaries permitted hereunder in the ordinary course of business, or (c) in an aggregate amount not to exceed One Million Dollars ($1,000,000.00).

Section 6.06 LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Lender in writing prior to, the date hereof, (b) Permitted Acquisitions in an aggregate amount of Cash Acquisition Consideration not to exceed Forty Million Dollars ($40,000,000.00) during the term of this Agreement, (c) any of the foregoing among Borrower and the Subsidiary Guarantors, (d) any of the foregoing among any of Borrower’s Foreign Subsidiaries, (e) so long as no Event of Default has occurred and is continuing or would result therefrom and Availability plus Qualified Cash is in excess of $10,000,000 both before and after giving effect thereto, intercompany loans or advances from Borrower or any Subsidiary Guarantor to any Subsidiary of Borrower, (f) any of the foregoing consisting of deposit accounts, Cash Equivalents or Marketable Securities or otherwise made in accordance with Borrower’s investment policy as of the date hereof, (g) advances to employees in the ordinary course of business in an aggregate outstanding amount not to exceed One Million Dollar ($1,000,000) at any one time, and (h) any of the foregoing not described in the preceding clauses (a) through (g), in an amount not to exceed $250,000 in any fiscal year.

Section 6.07 DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution, or permit any of its Subsidiaries to declare or pay any dividend, either in cash or any other property on Borrower’s or any of its Subsidiaries’ Equity Interests now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s or any of its Subsidiary’s Equity Interests now or hereafter outstanding; provided however, that Borrower may (a) so long as no Event of Default has occurred and is continuing or would result therefrom and Borrower’s Availability plus Qualified Cash is in excess of $30,000,000 both before and after giving effect thereto, repurchase Borrower’s Equity Interests in an aggregate amount not to exceed Twenty Million Dollars ($20,000,000.00) during any period of twelve (12) consecutive months; provided however, that during any twelve (12) consecutive month period, Borrower may repurchase Equity Interests in an aggregate amount not to exceed Ten Million Dollars ($10,000,000.00) so long (i) as no Event of Default has occurred and is continuing or would result therefrom and Borrower’s Availability plus Qualified Cash is in excess of $15,000,000 both before and after giving effect thereto, and (ii) the aggregate amount of repurchases of Equity Interests made during such twelve (12) consecutive month period as permitted pursuant to this Section 6.07(a) does not exceed Twenty Million Dollars ($20,000,000.00), and (b) pay dividends made solely in Borrower’s common Equity Interests.

Section 6.08 PLEDGE OF ASSETS. (a) Mortgage, pledge, grant or permit to exist a security interest in, or lien upon all or any portion of Borrower’s or any Subsidiary Guarantor’s assets, now owned or hereafter acquired (including any Intellectual Property or any Collateral), or permit any of its Subsidiaries to mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of such Subsidiary’s Intellectual Property, now owned or hereafter acquired, in each case, except Permitted Liens, or (b) enter into any agreement, document, instrument or other arrangement, or permit any of its Subsidiaries to enter into any agreement, document, instrument or other arrangement, (except with or in favor of Lender) with any Person which agreement, document, instrument or other arrangement directly or indirectly prohibits or has the effect of prohibiting Borrower or any of its Subsidiaries from assigning, mortgaging, pledging or granting a security interest in, upon or encumbering any of Borrower’s or any of its Subsidiaries’ Intellectual Property.

Section 6.09 PREPAYMENTS. (a) Optionally prepay, redeem, defease, purchase, or otherwise acquire any Debt of Borrower or any Subsidiary Guarantor, other than (i) the obligations and indebtedness incurred under the Loan Documents in accordance with this Agreement, and (ii) intercompany loans permitted under this Agreement, or (b) make any payment on account of Debt that has been contractually subordinated in right of payment to the obligations and indebtedness incurred under the Loan Documents if such payment is not permitted at such time under the applicable subordination terms and conditions.

Section 6.10 AMENDMENTS. Directly or indirectly, amend, modify, or change any of the terms or provisions, or permit any of its Subsidiaries to directly or indirectly, amend, modify, or change any of the terms or provisions, of (a) any agreement, instrument, document, indenture, or other writing evidencing or concerning Debt other than (i) the Loan Documents in accordance with the terms thereof, or (ii) Debt permitted pursuant to Section 6.03(c) or 6.03(d), or (b) the Organizational Documents of Borrower or any of its Subsidiaries, in each case, if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

ARTICLE VII. EVENTS OF DEFAULT

Section 7.01 EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower or any Subsidiary Guarantor shall fail to pay (i) when due any principal or interest, payable under any of the Loan Documents or (ii) within five (5) Business Days after when due any other amounts payable under the Loan Documents (other than as set forth in Section 7.01(a)(i)).

(b) Any financial statement or certificate furnished to Lender in connection with, or any representation or warranty made by Borrower, any Material Subsidiary or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained in Sections 5.05 or 5.09 or Article VI.

(d) Any default in the performance of or compliance with any obligation, agreement or other provision contained in Section 5.03, and such default continues for a period of five (5) Business Days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower, or (ii) the date on which written notice thereof is given to Borrower by Lender.

(e) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those otherwise specifically described as an “Event of Default” in this Section 7.01), and such default continues for a period of twenty (20) days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower, or (ii) the date on which written notice thereof is given to Borrower by Lender.

(f) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any material contract, instrument or document (other than any of the Loan Documents) between Borrower or any Material Subsidiary and Lender, or pursuant to which Borrower or any of its Material Subsidiaries has incurred any Debt in excess of $250,000 to any person or entity.

(g) Borrower or any of its Material Subsidiaries shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any of its Material Subsidiaries shall file an Insolvency Proceeding; Borrower or any of its Material Subsidiaries shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary Insolvency Proceeding; any petition commencing an involuntary Insolvency Proceeding against Borrower or any of its Material Subsidiaries is not timely controverted by Borrower or such Material Subsidiary; any petition commencing an involuntary Insolvency Proceeding against Borrower or any of its Material Subsidiaries is not dismissed within 60 calendar days of the date of the filing thereof; or Borrower or any of its Material Subsidiaries shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any of its Material Subsidiaries by any court of competent jurisdiction in any involuntary Insolvency Proceeding.

(h) One or more judgments, orders, or awards for the payment of money involving an aggregate amount of One Million Dollars ($1,000,000.00), or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against Borrower or any of its Material Subsidiaries, or with respect to any of their respective assets, and either (i) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award.

(i) An event or circumstance that has had a Material Adverse Effect occurs.

(j) Except as not prohibited under Article VI, the dissolution or liquidation of Borrower or any of its Material Subsidiaries; or Borrower or any of its Material Subsidiaries, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or any of its Material Subsidiaries.

(k) A Change of Control occurs.

(l) A Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any of its Subsidiaries or Borrower or any of its Subsidiaries (i) fails to comply in any material respect with any applicable provisions of ERISA, (ii) violates any provision of any Plan it maintains or to which it contributes, (iii) fails to meet its minimum funding requirements under ERISA with respect to each Plan, or (iv) is unable to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

(m) This Agreement or any of the other Loan Documents ceases to be in full force and effect (including, without limitation, the failure of any collateral document to create a valid and perfected security interest or lien) other than due to the act or omission of Lender.

Section 7.02 REMEDIES. Upon the occurrence and during the continuance of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Lender’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Lender to extend any further credit under any of the Loan Documents shall at Lender’s option immediately cease and terminate; and (c) Lender shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to foreclose upon any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Lender may be exercised at any time by Lender and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VIII. MISCELLANEOUS

Section 8.01 NO WAIVER. No delay, failure or discontinuance of Lender in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

Section 8.02 NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	SABA SOFTWARE, INC. 2400 Bridge Parkway Redwood Shores, CA 94065 Attn: Bill Slater Facsimile: (650) 581-2545

SUBSIDIARY	c/o SABA SOFTWARE, INC. 2400 Bridge Parkway

GUARANTORS:	Redwood Shores, CA 94065 Attn: Bill Slater Facsimile: (650) 581-2545

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

c/o Wells Fargo Capital Finance, LLC

2450 Colorado Avenue

Suite 3000 West

Santa Monica, California 90404

Attn: Technology Finance Manager

Facsimile: (310) 453-7442

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy or electronic email, upon receipt.

Section 8.03 COSTS AND EXPENSES; INDEMNIFICATION.

(a) Borrower shall pay to Lender immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Lender’s in-house counsel), expended or incurred by Lender in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents (provided that Borrower shall not be obligated to reimburse Lender for more than $75,000 of out of pocket costs and expenses incurred prior to the Closing Date for the negotiation and preparation of this Agreement and the other Loan Documents), Lender’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Lender’s rights and/or the collection of any amounts which become due to Lender under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any Insolvency Proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to Borrower, any Subsidiary Guarantor or any other person or entity.

(b) Borrower and each Subsidiary Guarantor jointly and severally agrees to indemnify and hold harmless Lender, its officers, directors, employees and agents (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever (including reasonable attorneys fees) which an Indemnified Party may incur or be subject to as a result of any claim against an Indemnified Party by any Person other than Borrower or any Subsidiary (except to the extent that such claim by Borrower or any Subsidiary against any Indemnified Party is unsuccessful) by reason of or in connection with the execution and delivery of and consummation and performance of the transactions contemplated by this Agreement or any of the other Loan Documents; provided, however, that Borrower and each Subsidiary Guarantor shall not be required to indemnify an Indemnified Party for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, any of the foregoing are caused by the willful misconduct or gross negligence of such Indemnified Party as finally determined by a court of competent jurisdiction. Nothing in this Section 8.03 is intended to limit the obligations of Borrower or any Subsidiary Guarantor to pay its obligations under this Agreement or the other Loan Documents.

(c) All payments required to be made by Borrower or any Subsidiary Guarantor hereunder shall be made to Lender free and clear of, and without deduction for, any and all present and future Taxes. If Borrower or any Subsidiary Guarantor shall be required by law to deduct any such Taxes from or in respect of any sum payable hereunder, (a) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.03(c)) Lender receives an amount equal to the sum they would have received had no such deductions been made, (b) Borrower or such Subsidiary Guarantor, as applicable, shall make such deductions, and (c) Borrower or such Subsidiary Guarantor shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower or such Subsidiary Guarantor, as applicable, shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof. Borrower and each Subsidiary Guarantor shall indemnify and, within ten (10) days of demand therefor, pay Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 8.03(c)) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

The provisions of this Section 8.03 shall survive the termination of this Agreement and the payment in full of the obligations of Borrower and each Subsidiary Guarantor hereunder.

Section 8.04 SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that neither Borrower nor any Subsidiary Guarantor may assign or transfer its interests or rights hereunder without Lender’s prior written consent and any such prohibited assignment shall be absolutely void. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under each of the Loan Documents to any Person (other than, so long as no Event of Default has occurred and is continuing, a Person that is a Director Competitor at the time of such assignment). In connection therewith, Lender may disclose all documents and information which Lender now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any Subsidiary Guarantor or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

Section 8.05 RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender to or for the credit or the account of Borrower or any Subsidiary Guarantor against any and all of the obligations to Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Subsidiary Guarantor may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such obligations. The rights of Lender under this Section 8.05 are in addition to other rights and remedies (including other rights of setoff) that Lender may have. Lender agrees to notify Borrower or such Subsidiary Guarantor promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.06 GUARANTY.

(a) Each Material Domestic Subsidiary of Borrower party hereto and each Material Domestic Subsidiary that becomes a guarantor of the Obligations pursuant to a Joinder Agreement (each, a “Subsidiary Guarantor”) unconditionally and irrevocably guarantees to Lender the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of (i) the obligations of Borrower under this Agreement, (ii) the obligations of Borrower under the other Loan Documents, (iii) all other obligations of Borrower to Lender, including, without limitation, all other advances, debts, obligations and liabilities of Borrower to Lender, heretofore, now or hereafter made, incurred or created, and (iv) all Bank Product Obligations, in each case, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Borrower shall be liable individually or jointly with others, or whether recovery upon which may be or hereafter becomes unenforceable (the “Guaranteed Obligations”). The Guaranteed Obligations include interest that, but for any Insolvency Proceeding, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in any such Insolvency Proceeding.

(i) Notwithstanding any term or provision of this Agreement or any other Loan Document to the contrary, the maximum aggregate amount for which any Subsidiary Guarantor shall be liable under the Loan Documents shall not exceed the maximum amount for which such Subsidiary Guarantor can be liable without rendering this Agreement or any other Loan Document, as it relates to such Subsidiary Guarantor, subject to avoidance under applicable requirements of law relating to fraudulent conveyance or fraudulent transfer, including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable Requirements of Law (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Agreement or any other Loan Document for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 8.06(a)(2) and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made by any Subsidiary Guarantor under any Loan Document.

(ii) To the extent that any Subsidiary Guarantor shall be required under any Loan Document to pay any portion of any indebtedness under any Loan Document exceeding the greater of (x) the amount of the economic benefit actually received by such Subsidiary Guarantor from the loans and other obligations under the Loan Documents and (y) the amount such Subsidiary Guarantor would otherwise have paid if such Subsidiary Guarantor had paid the aggregate amount of the indebtedness and other liabilities under the Loan Documents (excluding the amount thereof repaid by the Borrower) in the same proportion as such Subsidiary Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Subsidiary Guarantors on such date, then such Subsidiary Guarantor shall be reimbursed by such other Subsidiary Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Subsidiary Guarantors on such date.

(b) Each Subsidiary Guarantor acknowledges and agrees that: (i) the Guaranteed Obligations are separate and distinct from any debt arising under or in connection with any other document, including under any provision of this Agreement other than this Section 8.06, executed at any time by such Subsidiary Guarantor in favor of Lender; and (ii) such Subsidiary Guarantor shall pay and perform all of the Guaranteed Obligations as required under this Section 8.06, and Lender may enforce any and all of its respective rights and remedies hereunder, without regard to any other document, including any provision of this Agreement other than this Section 8.06, at any time executed by such Subsidiary Guarantor in favor of Lender, irrespective of whether any such other document, or any provision thereof or hereof, shall for any reason become unenforceable or any of the debt thereunder shall have been discharged, whether by performance, avoidance or otherwise. Each Subsidiary Guarantor acknowledges that, in providing benefits to Borrower, Lender is relying upon the enforceability of this Section 8.06 and the Guaranteed Obligations as separate and distinct debt of such Subsidiary Guarantor, and each Subsidiary Guarantor agrees that Lender would be denied the full benefit of its bargain if at any time this Section 8.06 or the Guaranteed Obligations were treated any differently. The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of Borrower and Subsidiary Guarantors and shall in no way impair or adversely affect the rights or benefits of Lender under this Section 8.06. Each Subsidiary Guarantor agrees to execute and deliver a separate document, immediately upon request at any time of Lender, evidencing such Subsidiary Guarantor’s obligations under this Section 8.06. Upon the occurrence of any Event of Default, a separate action or actions may be brought against any Subsidiary Guarantor, whether or not Borrower, any other Subsidiary Guarantor or any other Person is joined therein or a separate action or actions are brought against Borrower, any such other Subsidiary Guarantor or any such other Person.

(c) To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including the California Uniform Fraudulent Transfer Act and Sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations that Lender can enforce under this Section 8.06, Lender by its acceptance hereof accepts such limitation on the amount of such Subsidiary Guarantor’s liability hereunder to the extent needed to make this Section 8.06 fully enforceable and nonavoidable.

(d) The liability of any Subsidiary Guarantor under this Section 8.06 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance that might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees as follows:

(i) such Subsidiary Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Subsidiary Guarantor and shall not be contingent upon Lender’s exercise or enforcement of any remedy it may have against Borrower or any other Person, or against any collateral or other security for any Guaranteed Obligations;

(ii) this Guaranty is a guaranty of payment when due and not merely of collectibility;

(iii) Lender may enforce this Section 8.06 upon the occurrence of an Event of Default notwithstanding the existence of any dispute among Lender, on the one hand, and Borrower or any other Person, on the other hand, with respect to the existence of such Event of Default;

(iv) such Subsidiary Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Subsidiary Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(v) such Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Subsidiary Guarantor be exonerated or discharged by, any of the following events:

1) any Insolvency Proceeding;

2) any limitation, discharge, or cessation of the liability of Borrower or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

3) any merger, acquisition, consolidation or change in structure of Borrower or any other guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of Borrower or any other Person;

4) any assignment or other transfer, in whole or in part, of Lender’s interests in and rights under this Agreement (including this Section 8.06) or the other Loan Documents;

5) any claim, defense, counterclaim or setoff, other than that of prior performance, that Borrower, such Subsidiary Guarantor, any other guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

6) Lender’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations;

7) Lender’s exercise or non-exercise of any power, right or remedy with respect to any Guaranteed Obligations or any collateral therefor;

8) Lender’s vote, claim, distribution, election, acceptance, action or inaction in any proceeding under any Bankruptcy Law; or

9) any other guaranty, whether by such Subsidiary Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of Borrower to Lender.

(e) Each Subsidiary Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Subsidiary Guarantor:

(i) the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Borrower under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(ii) the time for Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as Lender (as applicable under the relevant Loan Documents) may deem proper;

(iii) Lender may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and

(iv) Lender may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Subsidiary Guarantor against Borrower.

(f) Each Subsidiary Guarantor waives and agrees not to assert:

(i) any right to require Lender to proceed against Borrower, any other guarantor or any other Person, or to pursue any other right, remedy, power or privilege of Lender whatsoever;

(ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii) any defense arising by reason of any lack of corporate or other authority or any other defense of Borrower, such Subsidiary Guarantor or any other Person;

(iv) any defense based upon Lender’s errors or omissions in the administration of the Guaranteed Obligations;

(v) any rights to set-offs and counterclaims;

(vi) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or that may conflict with the terms of this Section 8.06, including any and all benefits that otherwise might be available to such Subsidiary Guarantor under any of California Civil Code Sections 1432, 2809, 2810, 2815, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726; and

(vii) any and all notice of the acceptance of this guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by Lender upon this guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this guaranty. Each Subsidiary Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon Borrower, each Subsidiary Guarantor or any other Person with respect to the Guaranteed Obligations.

(g) No Subsidiary Guarantor shall have any right to require Lender to obtain or disclose any information with respect to: the financial condition or character of Borrower or the ability of Borrower to pay and perform the Guaranteed Obligations; the Guaranteed Obligations; any collateral or other security for any or all of the Guaranteed Obligations; the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; any action or inaction on the part of Lender or any other Person; or any other matter, fact or occurrence whatsoever. Each Subsidiary Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of Borrower and all other matters pertaining to this guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of Lender with respect thereto.

(h) Until the Guaranteed Obligations shall be satisfied in full and all commitments to extend credit by Lender to Borrower shall be terminated, each Subsidiary Guarantor shall not have, and shall not directly or indirectly exercise: (i) any rights that it may acquire by way of subrogation under this Section 8.06, by any payment hereunder or otherwise; (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Section 8.06; or (iii) any other right that it might otherwise have or acquire (in any way whatsoever) that could entitle it at any time to share or participate in any right, remedy or security of Lender as against any Borrower or other guarantors or any other Person, whether in connection with this Section 8.06, any of the other Loan Documents or otherwise. If any amount shall be paid to any Subsidiary Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

(i) All payments on account of all indebtedness, liabilities and other obligations of Borrower to any Subsidiary Guarantor or to any other Subordinated Guarantor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subsidiary Guarantor Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations. As long as any of the Guaranteed Obligations (other than unasserted contingent indemnification obligations) shall remain outstanding and unpaid, each Subsidiary Guarantor shall not accept or receive any payment or distribution by or on behalf of Borrower or any other Subsidiary Guarantor, directly or indirectly, or assets of Borrower or any other Subsidiary Guarantor, of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subsidiary Guarantor Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subsidiary Guarantor Subordinated Debt (“Subsidiary Guarantor Subordinated Debt Payments”) in each case, except to the extent not prohibited under Article VI.

If any Subsidiary Guarantor Subordinated Debt Payments shall be received in contravention of this Section 8.06, such Subsidiary Guarantor Subordinated Debt Payments shall be held in trust for the benefit of Lender and shall be paid over or delivered to Lender for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 8.06 after giving effect to any concurrent payments or distributions to Lender in respect of the Guaranteed Obligations.

If, while any Subsidiary Guarantor Subordinated Debt is outstanding, any proceeding under any Bankruptcy Law is commenced by or against Borrower or its property, Lender, is hereby irrevocably authorized and empowered (in its own the name or in the name of any Subsidiary Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of all Subsidiary Guarantor Subordinated Debt and give acquittances therefor and to file claims and proofs of claim and take such other action (including voting the Subsidiary Guarantor Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any its the rights or interests; and each Subsidiary Guarantor shall promptly take such action as Lender may reasonably request: (A) to collect the Subsidiary Guarantor Subordinated Debt for the account of Lender and to file appropriate claims or proofs of claim in respect of the Subsidiary Guarantor Subordinated Debt; (B) to execute and deliver to Lender such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subsidiary Guarantor Subordinated Debt; and (C) to collect and receive any and all Subsidiary Guarantor Subordinated Debt Payments.

(j) This guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Subsidiary Guarantor until all commitments to extend credit by Lender to Borrower shall be terminated and payment and performance in full of the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Subsidiary Guarantor expressly acknowledges that this guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This guaranty shall continue in effect and be binding upon each Subsidiary Guarantor until actual receipt by Lender of written notice from such Subsidiary Guarantor of its intention to discontinue this guaranty as to future transactions (which notice shall not be effective until noon on the day that is five Business Days following such receipt); provided that no revocation or termination of this guaranty shall affect in any way any rights of Lender hereunder with respect to any Guaranteed Obligations arising or outstanding on the date of receipt of such notice, including any subsequent continuation, extension, or renewal thereof, or change in the terms or conditions thereof, or any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Lender in existence as of the date of such revocation (collectively, “Existing Guaranteed Obligations”), and the sole effect of such notice shall be to exclude from this Guaranty Guaranteed Obligations thereafter arising which are unconnected to any Existing Guaranteed Obligations.

(k) This guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of Borrower (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to Borrower, its estate, trustee, receiver or any other Person (including under any Bankruptcy Law), or must otherwise be restored by Lender, whether as a result of proceedings under any Bankruptcy Law or otherwise. All losses, damages, costs and expenses that Lender may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of Lender contained in Section 8.03.

(l) The extensions of credit provided to or for the benefit of Borrower hereunder by Lender have been and are to be contemporaneously used for the benefit of Borrower and each Subsidiary Guarantor. It is the position, intent and expectation of the parties that Borrower and each Subsidiary Guarantor have derived and will derive significant and substantial benefits from the extensions of credit to be made available by Lender under the Loan Documents. Each Subsidiary Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code, in Section 3439.04 of the California Uniform Fraudulent Transfer Act and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations. Immediately prior to and after and giving effect to the incurrence of each Subsidiary Guarantor’s obligations under this Guaranty, such Subsidiary Guarantor will be solvent.

(m) EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES THAT IT EITHER HAS OBTAINED THE ADVICE OF LEGAL COUNSEL OR HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS SECTION 8.06. EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES AND AGREES THAT EACH OF THE WAIVERS AND CONSENTS SET FORTH HEREIN IS MADE WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES, THAT ALL SUCH WAIVERS AND CONSENTS HEREIN ARE EXPLICIT AND KNOWING AND THAT EACH SUBSIDIARY GUARANTOR EXPECTS SUCH WAIVERS AND CONSENTS TO BE FULLY ENFORCEABLE.

Section 8.07 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower, each Subsidiary Guarantor and Lender with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by Borrower and Lender.

Section 8.08 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

Section 8.09 TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

Section 8.10 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

Section 8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy and/or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws that would result in the application of the law of any other jurisdiction.

Section 8.13 ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the AAA; (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral: Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with such Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

Section 8.14 CAPITAL REQUIREMENTS.

(a) If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of Lender’s commitments hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Borrower thereof. Following receipt of such notice, Borrower agrees to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based. In determining such amount, Lender may use any reasonable averaging and attribution methods. Borrower shall only be liable pursuant to this Section 8.14 for any amounts (A) incurred no more than 120 days prior to the date on which the demand for payment of such amount is first made to Borrower (provided that if an event or circumstance giving rise to such amount is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof), and (B) to the extent that Lender has required other similarly situated borrowers or obligors to pay comparable amounts in respect of such increased costs or reduced returns. If claiming reimbursement or compensation under this Section 8.14, Lender shall deliver to Borrower a notice of its intent to make such claim. Each such notice shall be delivered within 120 days of the date the officer of Lender charged with the credit responsibility for Borrower and the Loan Documents first becomes aware of the specific facts on which such claim is to be based and shall include a certificate setting forth in reasonable detail the amount payable to Lender under this Section 8.14. Notwithstanding any other provision in this Agreement or any other Loan Document, Lender shall not be entitled to any reimbursement or compensation pursuant to this Section 8.14 for any period of time prior to such notice if Lender shall have not given notice within 120 days of the date the officer of Lender charged with the credit responsibility for Borrower first becomes aware of the specific facts on which such claim is to be based. The determination by Lender of any amount due pursuant to this Section 8.14, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(b) If Lender requests additional or increased costs referred to in clause (a) above relative to changed circumstances, then Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to clause (a) above and (ii) in the reasonable judgment of Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by Lender in connection with any such designation or assignment.

(c) Notwithstanding anything herein to the contrary, the issuance of any rules, regulations or directions under the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith after the date of this Agreement shall be deemed to be a change in law, rule, regulation or guideline for purposes of this Section 8.14 and the protection of this Section 8.14 shall be available to Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders or issuing banks affected thereby to comply therewith.

Section 8.15 BANK PRODUCT PROVIDERS. Lender hereby agrees to act as agent for the Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Lender as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Lender and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Lender shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Lender to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Lender shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Lender as to the amounts that are due and owing to it and such written certification is received by Lender a reasonable period of time prior to the making of such distribution. Lender shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Lender shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Lender by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Bank Product Obligations owing thereunder, nor shall the consent of any such provider or holder be required for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Subsidiary Guarantors.

Section 8.16 PATRIOT ACT. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act. In addition, if Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for Borrower and the Subsidiary Guarantors and (b) OFAC/PEP searches and customary individual background checks for Borrower’s and the Subsidiary Guarantors’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall be for the account of Borrower.

Section 8.17 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

Section 8.18 NO NOVATION. This Agreement does not extinguish the obligations for the payment of money outstanding under the Original Credit Agreement or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement, the other Original Loan Documents or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of Borrower or any Subsidiary Guarantor from any of its obligations or liabilities under the Original Credit Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other loan documents executed in connection therewith. Borrower and each Subsidiary Guarantor hereby (a) confirms and agrees that each Original Loan Document to which it is a party that is not being amended and restated concurrently herewith is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Closing Date, all references in any such Original Loan Document to “the Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Original Credit Agreement shall mean the Original Credit Agreement as amended and restated by this Agreement; and (b) confirms and agrees that to the extent that any such Original Loan Document purports to assign or pledge to Lender or to grant to Lender a security interest in or lien on, any collateral as security for the obligations of Borrower or such Subsidiary Guarantor, as the case may be, from time to time existing in respect of the Original Credit Agreement or the Original Loan Document, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects with respect to this Agreement and the Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BORROWER:		LENDER:

SABA SOFTWARE, INC., a Delaware corporation		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Peter E. Williams III	By:	/s/ Jee Hoon Park
Title:	Executive Vice President	Title:	Director